Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ONE BLOCKCHAIN LLC

Unless stated otherwise or dictated by context, all capitalized terms used herein but not defined shall have the meanings set forth in the Current Report on Form 8-K filed by Signing Day Sports, Inc., a Delaware corporation, with the U.S. Securities and Exchange Commission, to which this document is attached (the “Form 8-K”). All dollar amounts referred to in this discussion and analysis are expressed in United States dollars except where indicated otherwise. References in this section to “we”, “our”, “us,” “One Blockchain,” and the “Company” generally refer to One Blockchain LLC, a Delaware limited liability company. You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes attached as Exhibit 99.2 and Exhibit 99.3 to the Form 8-K. The following discussion contains forward-looking statements that involve certain developments, risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in or in other documents attached to the Form 8-K, particularly in Exhibit 99.1 thereto and the section of the Form 8-K entitled “Forward-Looking Statements”.

Overview

One Blockchain is a limited liability company engaged in data center operations and digital asset infrastructure services. The Company primarily operates a high-performance computing facility in Spartanburg County, South Carolina, providing power infrastructure, hosting services, and equipment leasing to customers engaged in blockchain computing, AI, and high-performance data processing.

The Company’s core operations include hosting services, leasing space, power capacity, and equipment within its data center facility to customers requiring computing power. The Company also offers modular digital asset mining containers for lease or purchase, along with related hardware and support services.

Key Operational Developments

During the reporting periods, One Blockchain undertook several strategic and operational initiatives positioning the Company for long-term growth and operational efficiency.

1. Change in Control and Pushdown Accounting

In early 2024, the Company underwent a change in control following a step acquisition by VCV Digital Solutions LLC, a Delaware limited liability company (“VCV Digital”). VCV Digital acquired the remaining 50% membership interest in One Blockchain, adding to its existing indirect ownership. As a result, the Company applied pushdown accounting, which led to a revaluation of its assets and liabilities. This transaction resulted in the recognition of goodwill of $4.9 million and an increase in the carrying value of property, plant, and equipment by $1.8 million. The financial statements for periods prior to the change in control transaction reflect the historical basis of accounting, while the financial statements for periods subsequent to the change in control reflect the new basis of accounting established by the accounting acquirer.

The consolidation under VCV Digital is expected to deliver enhanced strategic alignment, improved operational oversight, and expanded access to capital resources. From VCV Digital’s perspective, this transaction represents a significant step toward assuming full control over One Blockchain’s strategic direction and aligning its operations with VCV Digital’s broader organizational strategy. Additionally, the transaction simplified the Company’s ownership structure, with the aim of improving transparency and governance, while positioning the Company for more agile decision-making and future growth initiatives.

2. Asset Optimization and Container Sales

As part of its ongoing asset optimization strategy, the Company completed the sale of all remaining modular mining containers during the first quarter of 2025. These assets had previously been classified as held for sale, and their disposition reflects the Company’s focus on streamlining operations and reallocating resources toward core infrastructure.

3. Utility Cost Management and True-Up Adjustments

One Blockchain operates under a utility procurement arrangement that includes an annual true-up mechanism to reconcile estimated versus actual energy usage. Management records quarterly true-up accruals under its utility procurement arrangement to reflect estimated differences between projected and actual energy usage. In 2024, the Company recorded a modest true-up accrual, compared to a significant refund recognized in prior periods. In the first quarter of 2025, the accrual reflected anticipated adjustments related to both energy consumption and rate variances.

4. Strategic Transactions and Growth Initiatives

Subsequent to the reporting period, One Blockchain entered into a purchase agreement to acquire additional infrastructure assets (Antbox Bitcoin mobile mining containers) from Blue Ridge Digital Mining, LLC, a Delaware limited liability company (“Blue Ridge Digital Mining”), which is now a wholly owned subsidiary of VCV Digital. In accordance with SEC Regulation S-X Rule 3-05, the acquisition does not meet the significance test and, therefore, does not require the inclusion of separate audited financial statements of the acquired business.

5. Planned Business Combination

In April 2025, One Blockchain entered into a Letter of Intent (LOI) with Signing Day Sports, outlining the terms of a proposed business combination. Under the proposed transaction, One Blockchain would merge into a newly formed subsidiary of Signing Day Sports, and Signing Day Sports would become a publicly traded company. The transaction is subject to the completion of due diligence, negotiation of definitive agreements, and approval by the boards of directors and shareholders of both companies. If completed, the combination is expected to enhance One Blockchain’s access to capital markets and support its long-term growth strategy. As of the date of the Form 8-K, the transaction remains in progress and no adjustments have been made to the financial statements in anticipation of the business combination.

Related Party Transactions

One Blockchain engages in various transactions with related parties in the normal course of business. During the reporting periods, the Company reimbursed one of its members for administrative and operational expenses incurred on its behalf. Additionally, the Company maintained a loan receivable from VCV Digital, which was used to support surety bond and letter of credit requirements. This loan is non-interest-bearing and is considered fully collectible based on the collateral structure and the financial condition of the borrower.

The Company also had receivables and payables with other affiliated entities arising from operational activities. These balances are expected to be settled in the ordinary course of business.

Management monitors related party balances and transactions to ensure transparency and compliance with applicable accounting standards. All related party transactions are disclosed in the financial statements and are reviewed periodically for appropriateness and collectability.

Quantitative and Qualitative Disclosures About Market Risk

One Blockchain is exposed to certain market risks that may impact its financial condition and results of operations. These risks primarily include exposure to energy price fluctuations, credit risk from a concentrated customer base, and interest rate risk.

Commodity and Energy Price Risk

The Company’s operations are highly dependent on electricity, which is procured through a third-party energy services agreement. One Blockchain is subject to a fixed monthly minimum charge, with additional charges based on actual usage. While this structure provides some degree of cost predictability, the Company remains exposed to fluctuations in energy rates, particularly during periods of high demand or regulatory changes. The Company does not currently engage in energy hedging or derivative contracts to manage this risk.

Credit Risk

One Blockchain’s revenue is concentrated with a single customer, Blue Ridge Digital Mining, which services multiple subtenants. While this structure provides indirect diversification, the Company remains exposed to the creditworthiness of its primary customer. To mitigate this credit risk, One Blockchain has diversified its portfolio of customers among multiple subtenants, reducing dependency on any single end-user. Management actively monitors receivables and maintains a reserve for expected credit losses based on historical collection patterns and current conditions. As of the reporting dates, the Company had a significant allowance for doubtful accounts related to this customer.

Interest Rate and Fair Value Risk

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, related party balances, and lease liabilities. These instruments are short-term in nature or bear fixed rates, and their carrying amounts approximate fair value. The Company uses a discounted cash flow approach to estimate fair value, incorporating observable market data where available. The Company does not currently utilize interest rate swaps or other derivatives for hedging purposes.

Results of Operations

Three-month period ended March 31, 2025, compared to March 31, 2024 (based on unaudited condensed financial statements)

	Three months ended March 31,
	2025	2024	Change	% Change
REVENUES:	$7,197,956	$6,746,345	$451,611	7%

COSTS AND OPERATING EXPENSES:
Cost of revenues	3,273,322	3,857,095	(583,773)	(15)%
Depreciation and amortization	163,172	308,724	(145,553)	(47)%
Provision for credit losses	2,698,315	(908,689)	3,607,004	(397)%
Selling, general and administrative expenses	636,723	242,528	394,195	163%
Total costs and operating expenses	6,771,532	3,499,658	3,271,874	93%
OPERATING INCOME	426,424	3,246,687	(2,820,263)	(87)%

OTHER INCOME/(EXPENSES):
Gain on disposal of assets held for sale	67,714	-	67,714	100%
Other income/(expense), net	(5,360)	-	(5,360)	100%
Total other income (expense), net	62,354	-	62,354	100%
NET INCOME	$488,778	$3,246,687	$(2,757,909)	(85)%

Total revenues:

The Company generated revenue primarily from hosting services which represents the sole revenue stream. Given that all revenue is derived from this single source, no further disaggregation is required under applicable accounting standards. Revenue is recognized over time as services are provided, including access to power, space, and infrastructure within the Company’s data center facility.

Total revenue reflecting revenue from hosting services was $7.2 million for the three-month period ended March 31, 2025, an increase of $0.45 million, or 7%, from net revenue of $6.7 million for the three-month period ended March 31, 2024. The increase was primarily driven by higher contracted power capacity and expanded service utilization by the Company’s primary customer.

Cost and Operating Expenses:

Total operating expenses were $6.8 million for the three-month period ended March 31, 2025 (or 94% of total revenues) compared to $3.5 million for the three-month period ended March 31, 2024 (or 52% of total revenues). The increase in total operating expenses was primarily due to higher provision for credit losses and increased administrative costs.

Total operating expenses consist of the following.

●	Cost of revenues: The largest components of our cost of revenues are utilities costs, including electricity bandwidth access. Most of our cost of revenues is fixed in nature and should not vary significantly from period to period. Cost of revenues was $3.3 million for the three-month period ended March 31, 2025, a decrease of $0.6 million, or 15%, compared to $3.9 million for the corresponding period in 2024. The decrease was primarily driven by improved energy efficiency, more favorable utility rates, and the impact of allocated true-up adjustments in 2025. Utility rates fluctuate year-over-year, which can affect cost comparability across periods.

●	Depreciation and amortization: Depreciation and amortization expense consists primarily of depreciation of fixed assets and amortization of right-of-use assets and excludes amounts included in cost of revenues. Depreciation and amortization expenses were $0.2 million for the three-month period ended March 31, 2025, a decrease of $0.1 million, or 47%, compared to $0.3 million for the corresponding period in 2024. The decrease reflects the sale of mining containers and a lower depreciable asset base, and the fact that depreciation in the three months ended March 31, 2024 was based on pre-revaluation property, plant, and equipment depreciated over a shorter useful life of 5 years using the straight-line method.

●	Provision for credit losses: Allowance for credit loss (expenses) consists of bad debts expenses. Provision for credit losses was $2.7 million for the three-month ended March 31, 2025, an increase of $3.6 million, or 397%, compared to ($0.9) million for the corresponding period in 2024. The increase was due to a higher reserve recorded against receivables from the Company’s primary customer, reflecting updated collection risk assessments. To mitigate the expected credit risk, the Company closely monitors accounts receivable balances. A significant increase in accounts receivable during the three months ended March 31, 2025 compared to the same period in 2024, contributed to the elevated credit risk and necessitated a higher provision.

●	Selling, general and administrative expenses: Our Selling, general and administrative expenses consist primarily of compensation and related costs for sales, administrative and general professional fees, and management fees. Selling, general and administrative expenses were $0.6 million for the three-month ended March 31, 2025, an increase of $0.4 million, or 163%, compared to $0.2 million for the corresponding period in 2024. The increase was primarily driven by higher professional services expenses incurred to support general corporate operations.

Operating income:

As a result of all preceding items, operating income was $0.4 million for the three-month period ended March 31, 2025, compared to an operating income of $3.2 million for the three-month period ended March 31, 2024 reflecting a decrease of $2.8 million, or 87%, primarily due to higher credit loss provisions and increased administrative expenses.

Other income/(expenses):

Total other income/expenses (net), for the three-month period ended March 31, 2025 were expenses of $0.1 million compared to $0 for the three-month period ended March 31, 2024. The increase in total other income/expenses (net) of $0.1 million is primarily attributable to the gain on disposal of assets held for sale recognized during the three-month period ended March 31, 2025.

Net income for the period:

For the three-month period ended March 31, 2025, net income was $0.5 million, compared to a net income of $3.2 million for the three-month period ended March 31, 2024, representing a decline of approximately $2.7 million, or 85%, largely driven by the increase in credit loss provisions and higher professional services expenses.

Year ended December 31, 2024 compared to year ended December 31, 2023:

	2024	2023	Change	% Change
REVENUES:	$26,812,212	$27,889,809	$(1,077,597)	(4)%

COSTS AND OPERATING EXPENSES:
Cost of revenues	14,719,608	14,466,116	253,492	2%
Depreciation and amortization	828,846	2,266,588	(1,437,742)	(63)%
Provision for credit losses	3,907,889	3,908,116	(227)	0%
Selling, general and administrative expenses	1,706,278	1,726,098	(19,820)	(1)%
Total costs and operating expenses	21,162,621	22,366,918	(1,204,297)	(5)%
OPERATING INCOME	5,649,591	5,522,891	126,700	2%

OTHER INCOME/(EXPENSES):
Impairment charges	-	(293,732)	293,732	(100)%
Loss on disposal of assets held for sale	-	(29,300)	29,300	(100)%
Other Income/(expense), net	720	14,282	(13,562)	(95)%
Total other income (expense), net	720	(308,750)	309,470	(100)%
NET INCOME	$5,650,311	$5,214,141	$436,170	8%

Total revenues:

The Company generated revenue primarily from hosting services which represents the sole revenue stream. Given that all revenue is derived from this single source, no further disaggregation is necessary. Revenue is recognized over time as services are provided, including access to power, space, and infrastructure within the Company’s data center facility.

Total revenue reflecting revenue from hosting services was $26.8 million for the year ended December 31, 2024, a decrease of $1.1 million, or 4%, from net revenue of $27.9 million for the year ended December 31, 2023. This decrease was primarily due to lower variable energy usage charges and a shift in customer billing structure.

Costs and Operating Expenses:

Total operating expenses were $21.2 million for the year ended December 31, 2024 (or 79% of total revenues) compared to $22.4 million for the year ended December 31, 2023 (or 80% of total revenues).

Total operating expenses consist of the following.

●	Cost of revenues: The largest components of our cost of revenues are utilities costs, including electricity bandwidth access. Most of our cost of revenues is fixed in nature and should not vary significantly from period to period. Cost of revenues was $14.7 million for the year ended December 31, 2024, an increase of $0.2 million, or 2%, compared to $14.5 million for the corresponding period in 2023. This slight increase was primary driven by higher fixed utility charges.

Depreciation and amortization: Depreciation and amortization expense consists primarily of depreciation of fixed assets and amortization of right-of-use assets and excludes amounts included in cost of revenues. Depreciation and amortization expenses were $0.8 million for the year ended December 31, 2024, a decrease of $1.4 million, or 63%, compared to $2.3 million for the corresponding period in 2023. The decrease was primarily driven by the revaluation of assets following the change in control in early 2024, which resulted in a lower depreciable asset base and extended useful lives under pushdown accounting.

●	Provision for credit losses: Allowance for credit losses, which includes bad debt expense, was $3.9 million for both the years ended December 31, 2024 and 2023. No material change was observed in customer credit risk profile during this period.

●	Selling, general and administrative expenses: Our Selling, general and administrative expenses consist primarily of compensation and related costs for sales, administrative and general professional fees, and management fees. These expenses remained stable at $1.7 million for both the years ended December 31, 2024 and 2023, reflecting consistent staffing and professional service levels.

Operating income:

As a result of all preceding items, operating income was $5.6 million for the year ended December 31, 2024, compared to an operating income of $5.5 million for the year ended December 31, 2023, representing an increase of 2%.

Other income/(expenses):

For the year ended December 31, 2024, total other income/(expenses), net, was approximately $0.0 million, compared to $0.3 million of income in the prior year. The $0.3 million decrease was primarily due to the absence of impairment charges in 2024, compared to $0.3 million in impairment charges recognized in 2023.

Net income for the period:

For the year ended December 31, 2024, net income was $5.7 million, compared to a net income of $5.2 million for the year ended December 31, 2023 representing an increase of 8%.

Liquidity and Capital Resources

One Blockchain manages its liquidity through a combination of operating cash flows, member contributions, and related party financing. Operating cash flows have historically been sufficient to fund day-to-day operations, including energy costs, maintenance, and administrative expenses. The Company also maintains flexibility through related party arrangements, including a non-interest-bearing loan receivable and a standby letter of credit secured by a related party to support energy procurement obligations.

While cash balances declined due to these outflows, the Company continues to monitor its working capital needs and maintains access to internal funding sources. Management believes that existing cash, expected operating cash flows, and related party support will be adequate to meet the Company’s obligations and planned expenditures for the foreseeable future.

Cash Flows: year ended December 31, 2024 compared to year ended December 31, 2023:

	Year ended December 31,
	2024	2023	Change	Change %
Net cash provided by operating activities	$8,080,467	$4,457,994	$3,622,473	81%
Net cash used in investing activities	$(1,094,471)	$(388,209)	$(706,262)	182%
Net cash used in financing activities	$(11,577,793)	$(1,552,964)	$(10,024,829)	646%
Cash and cash equivalents, end of year	$131,107	$4,722,904	$(4,591,797)	(97)%

Cash decreased to $0.1 million as of December 31, 2024, compared to $4.7 million as of December 31, 2023 representing a 97% decrease. Working capital (defined as current assets minus current liabilities) was $(1.6) million as of December 31, 2024, compared to $3.6 million as of December 31, 2023, reflecting a shift to a net working capital deficit.

Net cash provided by operating activities increased by $3.6 million, or 81%, to $8.1 million during the year ended December 31, 2024, compared to net cash provided by operating activities of $4.5 million during the corresponding period in 2023. This increase was mainly attributed to favorable changes in working capital, including improved collections and reduced payables.

Net cash used in investing activities was ($1.1) million during the year ended December 31, 2024 compared to ($0.4) million during the corresponding period in 2023, representing a 182% increase in cash outflows.

The variance was primarily due to the following:

●	Investment in loan receivable - related party was ($1.0) million for the year ended December 31, 2024 and none for the year ended December 31, 2023.

●	Purchase of property, plant and equipment was ($0.1) million for year ended December 31, 2024 and ($0.4) million for the year ended December 31, 2023.

Net cash used in financing activities increased by $10.0 million, or 646%, to $11.6 million during the year ended December 31, 2024, compared to net cash used in financing activities of $1.6 million during the corresponding period in 2023.

The variance was primarily due to the following:

●	Contributions from members were $3.1 million for the year ended December 31, 2024 and none for the year ended December 31, 2023.

●	Distributions to members were ($14.7) million for the year ended December 31, 2024 and ($1.6) million for the year ended December 31, 2023.

Cash Flows: Three-month period ended March 31, 2025 compared to three-month period ended March 31, 2024 (based on unaudited condensed financial statements)

	Three months ended March 31,
	2025	2024	Change	Change %
Net cash provided by operating activities	$410,870	$3,168,188	$(2,757,318)	(87)%
Net cash provided by investing activities	$132,000	$100,000	$32,000	32%
Net cash used in financing activities	$(447,915)	$(5,457,994)	$5,010,079	(92)%
Cash and cash equivalents, end of quarter	$226,062	$2,533,098	$(2,307,036)	(91)%

Cash increased to $0.2 million as of March 31, 2025, compared to $0.1 million as of December 31, 2024. As of March 31, 2025, and December 31, 2024 working capital amounted to ($1.4) million and ($1.6) million, respectively.

Net cash provided by operating activities decreased by $2.8 million, or 87%, to $0.4 million during the three-month period ended March 31, 2025, compared to net cash provided by operating activities of $3.2 million during the corresponding period in 2024. This decrease is mainly attributed to unfavorable changes in working capital, including increased accounts receivable and reduced utility true-up refunds.

Net cash provided by investing activities increased by $32,000, or 32%, to $132,000 during the three-month period ended March 31, 2025, compared to $100,000 in the same period in 2024. The increase was driven by higher proceeds from the sale of mining containers.

Net cash used in financing activities decreased by $5.0 million, or 92% to $0.4 million during the three-month period ended March 31, 2025, compared to net cash used in financing activities of $5.5 million during the corresponding period in 2024.

The variance was primarily due to the following during the three-month period ended March 31, 2024:

●	Contributions from members amounting to $4.5 million

●	Distributions to members amounting to ($10.0) million.

Critical Accounting Estimates

Critical accounting estimates are those that involve significant judgment, require complex assumptions, and could materially impact the Company’s financial condition or results of operations. These estimates are developed in accordance with generally accepted accounting principles as in effect in the United States of America and are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates under different assumptions or conditions.

The preparation of One Blockchain’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates are evaluated on an ongoing basis and are based on historical experience, current conditions, and other factors that management believes to be reasonable under the circumstances.

The following represent the Company’s most critical accounting estimates:

Revenue Recognition

The Company recognizes revenue from hosting services in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. Revenue is recognized over time as the Company satisfies its performance obligations, which typically consist of providing access to power, space, and infrastructure within its data center. The contracts include both fixed and variable components, with the variable portion tied to actual energy usage. Management exercises judgment in estimating the timing and amount of revenue to be recognized, particularly in relation to the annual utility true-up process, which reconciles estimated and actual energy consumption.

Utility True-Up Adjustment

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments.

Allowance for Credit Losses

The Company maintains an allowance for expected credit losses on accounts receivable in accordance with ASC 326. This estimate requires significant judgment in assessing the collectability of receivables, particularly given the Company’s revenue concentration with a single customer. Management considers historical collection patterns, current financial conditions, and forward-looking information to determine the appropriate reserve. Changes in customer creditworthiness or economic conditions could materially impact the allowance and related expense.

Fair Value Measurements and Pushdown Accounting

Following a change in control in early 2024, the Company applied pushdown accounting, which required the remeasurement of assets and liabilities at fair value. This process involved significant estimates, particularly in determining the fair value of property, plant, and equipment and the recognition of goodwill. These estimates were based on third-party valuations and management’s assumptions regarding future cash flows, discount rates, and market conditions.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, plant, and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment involves estimating future undiscounted cash flows and comparing them to the asset’s carrying value. If impairment indicators exist, the Company determines the fair value of the asset using market-based or discounted cash flow approaches. These estimates require significant judgment and are sensitive to changes in assumptions about future performance and market conditions.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

There were no new accounting standards adopted during the three months ended March 31, 2025, that had a material impact on the Company’s financial condition, results of operations or cash flow.

In November 2024, the Financial Accounting Standards Board issued ASU 2024-03, Disaggregation of Income Statement Expenses which enhances expense disclosure requirements for public business entities. The ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact of this standard but does not expect it to have a material effect on the Company’s condensed financial statements.

Emerging Growth Company and Smaller Reporting Company Status

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (ii) provide all of the compensation disclosure that may be required of non-emerging growth companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.